Exhibit 2.2

CERTIFICATE OF DISSOLUTION

OF

KIPS BAY MEDICAL, INC.

Kips Bay Medical, Inc. (the “Corporation”), a Delaware corporation, does hereby certify the following:

ARTICLE I

That the name of the Corporation is Kips Bay Medical, Inc. and the original certificate of incorporation of the Corporation was filed on May 1, 2007.

ARTICLE II

That dissolution was authorized on September 22, 2015 and is effective upon the filing of this Certificate of Dissolution.

ARTICLE III

That dissolution has been authorized by the Board of Directors and stockholders of the Corporation and the holders of the Corporation’s outstanding stock entitled to vote on the dissolution in accordance with Sections 211 and 221 of the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

That the dissolution was duly authorized in accordance with the provisions of Section 275(a) and (b) of the DGCL.

ARTICLE V

That the names and addresses of the directors and officers of the Corporation are as follows:

Name	Title	Address

Scott Kellen	Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Secretary and Sole Director	3405 Annapolis Lane North, Suite 200 Minneapolis, Minnesota 55447

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Dissolution to be signed by the undersigned duly authorized officer of the Corporation this 24th day of September, 2015.

KIPS BAY MEDICAL, INC.

By:

Print Name:

Title:

[Signature page for Certificate of Dissolution]